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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*



                            Franklin Resources, Inc.
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)

                                   0003546131
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                                 (CUSIP Number)

                                 August 8, 2005
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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Schedule 13G

CUSIP No. 0003546131


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         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  Elizabeth S. Wiskemann
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         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a) [ ]
                  (b) [ ]
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         3.       SEC Use Only
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         4.       Citizenship of Place of Organization:   United States
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Number of         5.  Sole Voting Power: 7,536,804 as of August 8, 2005*
Shares            --------------------------------------------------------------
Beneficially      6.  Shared Voting Power: 294,632 as of August 8, 2005**
Owned by          --------------------------------------------------------------
Each Reporting    7.  Sole Dispositive Power: 7,536,804 as of August 8, 2005*
Person With:      --------------------------------------------------------------
                  8.  Shared Dispositive Power: 294,632 as of August 8, 2005**
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         9.       Aggregate Amount Beneficially Owned by Each Reporting Person:
                  7,831,436 as of August 8, 2005 (* and **)
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         10.      Check if the Aggregate Amount in Row (9) Excludes Certain
                  Shares                                                [ ]
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         11.      Percent of Class Represented by Amount in Row (9): 3.1%***
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         12.      Type of Reporting Person (See Instructions): IN
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* Consists of (i) 6,778,804 shares owned by Elizabeth S. Wiskemann as Trustee of the Elizabeth S. Wiskemann Family Trust and (ii) 758,000 shares in the Elizabeth Wiskemann Rollover Individual Retirement Account, of which Elizabeth S.
Wiskemann is the sole beneficiary.

** Consists of 294,632 shares owned by the Wiskemann Family Foundation in which Elizabeth S. Wiskemann is an officer and shares voting and dispositive power.

*** The percentage is based upon 251,615,588 issuer shares of Common Stock outstanding as of July 29, 2005, as reported in issuer's Form 10-Q for the quarterly period ended June 30, 2005.


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Schedule 13G

CUSIP No. 0003546131



Item 1.

         (a)    Name of Issuer:

                           Franklin Resources, Inc.

         (b)    Address of Issuer's Principal Executive Offices:

                           One Franklin Parkway
                           San Mateo, CA  94403

ITEM 2.

         (a)    Name of Person Filing:

                           Elizabeth S. Wiskemann

         (b)    Address of Principal Business Office or, if none, Residence:

                           7 Mt. Lassen Drive, Suite B-156
                           San Rafael, CA 94903

         (c)    Citizenship:

                           United States

         (d)    Title of Class of Securities:

                           Common Stock

         (e)    CUSIP Number:

                           0003546131

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(b) OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)     [ ]      Broker or dealer registered under section 15 of the
                          Act (15 U.S.C. 78o).

         (b)     [ ]      Bank as defined in section 3(a)(6) of the Act
                          (15 U.S.C. 78c).

         (c)     [ ]      Insurance company as defined in section 3(a)(19) of
                          the Act (15 U.S.C. 78c).

         (d)     [ ]      Investment company registered under section 8 of the
                          Investment Company Act of 1940 (15 U.S.C 80a-8).

         (e)     [ ]      An investment adviser in accordance with
                          Section 240.13d-1(b)(1)(ii)(E);

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Schedule 13G

CUSIP No. 0003546131

         (f)     [ ]      An employee benefit plan or endowment fund in
                          accordance with Section 240.13d-1(b)(1)(ii)(F);

         (g)     [ ]      A parent holding company or control person in
                          accordance with Section 240.13d-1(b)(1)(ii)(G);

         (h)     [ ]      A savings associations as defined in Section 3(b) of
                          the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i)     [ ]      A church plan that is excluded from the definition of
                          an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)     [ ]      Group, in accordance with Section
                          240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)     Amount beneficially owned: 7,831,436 as of August 8, 2005
                 (* and **).

         (b)     Percent of class:  3.1%***.

         (c)     Number of shares as to which the person has:

                 (i) Sole power to vote or to direct the vote: 7,536,804 as of August 8, 2005*.

                 (ii) Shared power to vote or to direct the vote: 294,632 as of August 8, 2005**.

                 (iii) Sole power to dispose or to direct the disposition of: 7,536,804 as of August 8, 2005*.

                 (iv) Shared power to dispose or to direct the disposition of: 294,632 as of August 8, 2005**.

Instruction. For computations regarding securities which represent a right to acquire an underlying security see Section 240.13d3(d)(1).

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* Consists of (i) 6,778,804 shares owned by Elizabeth S. Wiskemann as Trustee of the Elizabeth S. Wiskemann Family Trust and (ii) 758,000 shares in the Elizabeth Wiskemann Rollover Individual Retirement Account, of which Elizabeth S.
Wiskemann is the sole beneficiary.

**Consists of 294,632 shares owned by the Wiskemann Family Foundation in which Elizabeth S. Wiskemann is an officer and shares voting and dispositive power.

The percentage is based upon 251,615,588 issuer shares of Common Stock outstanding as of July 29, 2005, as reported in issuer's Form 10-Q for the quarterly period ended June 30, 2005.

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Schedule 13G

CUSIP No. 0003546131



ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

                  Not Applicable.


ITEM 10. CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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Schedule 13G

CUSIP No. 0003546131



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





                                       August 22, 2005
                             ----------------------------------
                                             Date


                                 /s/ Elizabeth S. Wiskemann
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                                          Signature


                                    Elizabeth S. Wiskemann
                             ----------------------------------
                                          Name/Title